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                                                                       EXHIBIT 5


                      [GIBSON, DUNN & CRUTCHER LETTERHEAD]


                                January 17, 1995



UnionFed Financial Corporation
330 East Lambert Road
Brea, California  92621

          Re:  Registration Statement on Form S-3 for up to
               742,857 Shares of Common Stock

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-3 (the "Registration Statement") filed by UnionFed Financial Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on January 17, 1995 in connection with the registration under the Securities Act of 1933, as amended, of up to 742,857 shares of the Company's Common Stock, par value $.01 per share (the "Shares") to be sold in connection with the proposed offering by Keefe, Bruyette & Woods, Inc. (the "Selling Stockholder") described in the Registration Statement.

          As your counsel, we have examined the Company's Certificate of Incorporation, as amended to date, and Bylaws and the records of corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Shares to the Selling Stockholder. Based upon the foregoing and in reliance thereon, it is our opinion that the Shares are legally issued, fully paid, and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of said Registration Statement.

                                        Very truly yours,

                                        /s/ Gibson, Dunn & Crutcher

                                        GIBSON, DUNN & CRUTCHER